Wynnefield Capital Nominates Independent Director
                        For First Aviation Services Board

New York, New York, June 6, 2003 - Wynnefield Capital, Inc. (WCI), today announced that it will nominate Nelson Obus, WCI's president, for election to the board of directors of First Aviation Services, Inc. Mr. Obus will appear at First Aviation's annual meeting of shareholders in Memphis, Tennessee, on June
10, 2003, at 9:30 a.m. CDT. WCI has filed a proxy to elect Mr. Obus in opposition to management's nominees for one of two open seats on the board of directors.

"We believe it is time for outside shareholders to have a new voice on the First Aviation board," said Obus. "WCI, as a holder of 30 percent of the company's common stock, has asked for board representation since 1999. Management has denied our request, leaving us no other option but to nominate a director candidate in opposition to management. This is a company that has failed to develop and execute a consistently profitable business plan over the three and one-half years since they sold National Airmotive Corporation (NAC) and has lost $6,512,000 over the last three years. As of the end of the last quarter, the stock traded at 66 percent of book value and 73 percent of net/net working capital. We need different outside representation to either quickly develop a profitable business plan or create a value-releasing transaction for ALL outside holders."

Obus continued, "Although we recognize that the events of September 11, 2001, have no doubt affected aviation-related businesses, a competitor of the company, Aviall, Inc., made over $25 million in 2002 and recently announced net earnings for the first quarter of 2003 of $7.2 million versus net earnings of $4.5 million, or a 58% increase, over the comparable 2002 period. After dropping to a low of $4.64 following September 11, 2001, the Aviall stock rebounded to $9.85 on May 15, 2003 (a 112 percent increase over the post-9/11 low). We think this shows that companies in First Aviation's industry can succeed in the current environment by executing the proper strategy."

Obus also noted, "Over the last three years, First Aviation paid over $1 million in retainer fees to First Equity Group, a company owned entirely by First Aviation's chairman Aaron Hollander and chief executive officer Michael Culver, for 'investment and financial advisory services relating to potential acquisitions and other financial transactions'." WCI questions whether the Company has received an adequate return for these fees. "For these fees and 'advice,' First Aviation has undertaken a failed business-to-businesses e-commerce initiative and made one minor parts-distribution related acquisition, of which almost 50 percent of the purchase price was written off at the end of last fiscal year. WCI believes a new outside board member with a 30 percent stake in the company could hardly negatively impact the quality of advice that First Aviation has been receiving."

Obus observed that the situation at First Aviation is unfortunately an increasingly common one in smaller publicly held companies. "While WCI would prefer to see companies fulfill the promise that created its desire to invest in the first place through quality execution of a business plan, companies that consistently fail to generate profits (leading to low valuations and withered trading volumes), must consider going private or merging. The Sarbanes-Oxley Act

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and increasingly strict regulatory requirements have made it much more expensive for smaller companies to remain standalone public entities."

Obus concluded with the observation that outside shareholders are only rewarded through the success of a company's equity. "We receive no consulting fees, salaries, or other benefits. A company such as First Aviation that has failed to execute its original business plan or develop a consistently profitable alternative, should either quickly develop such a plan or should not remain as a standalone public entity. Our desire for representation on the board is to move these initiatives forward without further delay. Three years is enough."

Wynnefield Capital, Inc. is a value investor specializing in U.S. small cap companies. For more information, contact Nelson Obus at (212) 760-0134.